STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of 9:00 a.m. on June 30, 2005 (the "Effective Time"), by and between SPEEDEMISSIONS, INC., a Florida corporation maintaining an address at 1029 Peachtree Parkway North, Suite 310, Peachtree City, Georgia 30269 (the "Purchaser"),and Mr. Sticker, Inc. a company organized and existing under the laws of the State of Texas, maintaining business offices, at, 1203 Missions Hills Drive, College Station, Texas 77845 (the "Company") and David E. Smith, Barbara Smith and Grant Smith (collectively, the "Shareholder") (hereinafter the Company and Shareholder are sometimes referred to, and collectively as the ("Company Parties").

BACKGROUND INFORMATION

Company is in the business of providing vehicle emissions testing and vehicle safety services (the "Business"), and the Shareholder is the owner of all of the capital stock in Company. This Agreement sets forth the terms and conditions upon which Purchaser is acquiring Company from Company Parties and Company Parties are selling and delivering Company to Purchaser.

OPERATIVE PROVISIONS

In consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company Parties and Purchaser hereby mutually agree as follows:

1. SALE AND TRANSFER OF SHARES; CLOSING.

1.1. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (hereinafter defined), Shareholder shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Shareholder, all of the outstanding shares of Company (the "Shares") which represent all of the issued and outstanding capital stock of Company

1.2. Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following assets of Company (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Shareholder after the Effective Time.

1.2.1 2001 - ¾ ton Dodge Ram 2500 diesel w/4-wheel drive
1.2.2 2003 - ¾ ton Dodge Ram 2500 diesel w/4-wheel drive
1.2.3 The real property and improvements located at:
         15113 Welcome Lane, Houston, Harris County, Texas 77014
1.2.4 The real property and improvements located at:
         2690 FM 1960, Houston, Harris County, Texas 77073

1.3. Consideration. The consideration for the Shares (the "Purchase Price") will be Three Million One Hundred Thousand and no/100 U.S. Dollars ($3,100,000.00) to be paid immediately after closing of this transaction with funds being sent to Shareholder via bank wire transfer.

1.4. Liabilities. At the Closing, Purchaser shall assume and agree to discharge only the obligations of Company, as hereinafter defined (the "Assumed Liabilities"). Except for the Assumed Liabilities, Purchaser shall not assume any Liabilities of the Shareholder; and Company shall pay, perform and discharge all of such Liabilities in accordance with their terms. For purposes of this Agreement, the term "Liabilities" means any existing , obligation, debt, account payable, lease obligation, contract, agreement, duty or commitment of Company or Shareholder of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of the Shareholder.

1.5. Closing. The closing (the "Closing") of the transactions contemplated by this Agreement (the "Contemplated Transactions") shall take place contemporaneously with the execution of this Agreement in the offices of the Purchaser. At the Closing the parties shall deliver the following documents:

1.5.1 Selling Parties' Deliveries at the Closing. The Shareholder shall deliver to Purchaser at the Closing the following items:

(i)	All certificates representing the Shares, duly endorsed in blank as assigned to Purchaser;

(ii)	The Company's corporate minute book and all company records, books, and materials;

(iii)
A copy of the resolutions duly adopted by Company's Board of Director and Shareholder authorizing the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions, certified by an officer of Company;

(iv)	Unaudited financial statements and management reports for year end 2004 and financial period subsequent to June 1, 2005 and prior to the Effective Time;

(v)
The Certificate of the Secretary of the Company certifying as true and correct a copy of the Articles of Incorporation and bylaws, and all amendments thereto, of the Company, dated as of the date of Closing;

(vi)
A certified copy of the Articles of Incorporation of the Company and a certificate of good standing as to the Company, issued not more than fifteen (15) days prior to the Closing by the Secretary of State of the State of Texas;

(vii)	The written resignations of all directors and officers of the Company effective as of the Closing;

(viii)	Signature cards for all bank and investment accounts of the Company removing the current signatories and adding the signatories specified by Purchaser;

(ix)	All other documents or instruments required by this Agreement or reasonably required by Purchaser's counsel to consummate the Contemplated Transactions.

1.5.2 Purchaser's Deliveries at the Closing. Purchaser shall deliver to Company Parties at the Closing, the following items:

(i)
A copy of the resolutions duly adopted by the Board of Directors of Purchaser authorizing the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions, certified by an officer of Purchaser; and

(ii)	All other documents or instruments required by this Agreement or reasonably required by Purchaser's counsel to consummate the Contemplated Transactions.

2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. The Shareholder, jointly and severally, represent and warrant to Purchaser as follows, which representations and warranties shall survive the consummation of the Contemplated Transactions:

2.1. Organization; Power; Authority. Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, with full power and authority to carry on the Business as now being conducted and to own, operate and lease (as the case may be) the Assets and to perform all of its obligations. Company has the corporate power and authority to sell, assign, transfer, convey and deliver to Purchaser the Assets as contemplated by this Agreement, and the execution, delivery and performance of this Agreement and the Contemplated Transactions have been properly and duly authorized by Company. Shareholder has the authority to enter into this Agreement and consummate the Contemplated Transactions. This Agreement and all other agreements executed in connection with the Contemplated Transactions constitute, or will constitute upon execution, the legal, valid and binding obligations of Company and Shareholder, enforceable in accordance with their respective terms.

2.2. No Conflict or Violation; Approvals. The execution, delivery and performance of this Agreement and the Contemplated Transactions will not (a) violate or conflict with Company's articles of incorporation or by-laws; (b) cause a breach of, or a default under, or create any right for any party to accelerate, terminate, modify or require notice under or cancel, any contract, permit, authorization or concession that Company or the Shareholder is a party or by which any of the Assets are bound; (c) violate by Company or Shareholder any law, rule, regulation, constitution, injunction, judgment, order, decree, ruling or other restriction of any government, government agency or court; or (d) impose any encumbrance, restriction or charge on the Business or on any of the Assets. No consent, approval or authorization of, or declaration, filing or registration with, any authority, or any other person or entity, is required to be made or obtained by Company or Shareholder in connection with the execution, delivery and performance of the Agreement and the Contemplated Transactions, except as have been received by Company or Shareholder prior to the Closing.

2.3. Capitalization. The Shares represent 100% of the outstanding capital stock of Company, and are owned by Shareholder free and clear of all Liens (as defined below). No other person has a contract right, whether by issuance, sale, transfer, or otherwise to any capital stock of Company. Company has no subsidiaries.

2.4. Financial Statements. Company will have delivered to the Purchaser complete and correct copies of unaudited financial statements of Company for the two month period ended May 31, 2005 (the "Financial Statements"). The Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods indicated; are consistent with the books and records of the Business; and present fairly the financial condition and results of operations of the Business as of the date thereof and the period then ended. There has not been any substantive change in the assets, liabilities, financial condition or operations of Company from that reflected in the Financial Statement for the period ending May 31, 2005 (the "Current Financial Statement"), Except to the extent reflected or reserved against or noted in the Current Financial Statement, Company had, as of the date thereof, no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, including without limitation tax liabilities, whether incurred in respect to or measured by Company's income for any period prior to the date of such Current Financial Statement, or arising out of transactions entered into, or any set of facts existing prior thereto. There exists no basis for the assertion against Company or the Business as of the date hereof or as of the date of the Current Financial Statement, of any material liability of any nature or in any amount not fully reflected or reserved against or noted in the Current Financial Statement.

2.5. Title. Company's assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located as specifically are set forth on Exhibit A (the "Assets"), but excluding the Excluded Assets. Company has good and marketable title to all of the Assets, free and clear of all liens, assignments, security interests, claims, mortgages, encumbrances or charges of any kind or nature ("Liens"). As of the Effective Time, Purchaser shall acquire good and marketable title to all of the Assets free and clear of all Liens. The Assets constitute all of the assets (tangible and intangible, and including, but not limited to, all intellectual property assets) reasonably necessary to operate the Business in the manner presently operated by Company and each of the Assets and the Premises, disclosed in Schedule 2.5, is in good operating condition and repair, normal wear and tear excepted. Without limitation the Assets include all of Company's right, title, and interest in and to the following (in each case except for the Excluded Assets), wherever located:

2.5.1 All of Company's emissions testing, oil change and safety inspection equipment (collectively, the "Equipment"), including, without limitation, the Equipment disclosed in Schedule 2.5.1.

2.5.2 All inventories of the Company and all goods and supplies, in each case to the extent used directly or indirectly in or otherwise relating primarily to the Business (the "Inventory"). All items included in the Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Company except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements, as the case may be.

2.6 Material Contracts. Company is not a party to any contract under which Company paid (a) $10,000 or more during the 12 month period ending May 31, 2005, (b) received $10,000 or more during the 12 month period ending May 31, 2005, or (c) would, absent this Agreement and the Contemplated Transactions, reasonably expect to pay or receive $10,000 or more for the 12 month period immediately following the Effective Time. The Company Parties' are not subject to any contract: (i) that contains covenants limiting the freedom of Company Parties' nor the Shareholder to compete in any line of business in any geographic area; (ii) that requires Company Parties' to share any profits, or requires any payments or other distributions based on profits, revenues or cash flows; (iii) pursuant to which third parties have been provided with products that can be returned to Company in the event they are not sold and which could involve products valued at $10,000 or more (invoice price) in the aggregate; or (iv) that has had or, assuming that Purchaser complies with its obligations there under, may in the future have a material adverse effect upon the business, earnings, financial condition, or prospects of Purchaser.

2.7 Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company Parties', threatened against or affecting the Company or Company's assets of the operation of the Business before any foreign, federal, state, local or other governmental authority or agency.

2.8 Compliance with Laws. The operations of the Company, the Business and the Assets conform to the requirements of all applicable laws, rules, orders, ordinances, decrees and regulations of all governmental agencies, whether national, state or local, having jurisdiction there-over, and no material claim alleging nonconformity or noncompliance with respect to such matters has been made or threatened against Company and/or the Assets or, to the Company Parties knowledge, may in the foreseeable future be made by any such agency.

2.9 Employee Benefit Plans. Company has no formal or informal health, dental, vision, life, retirement, profit sharing, deferred compensation, pension, stock options, sick leave or sick time employee benefit plans in effect.

2.10 Employee Matters.

2.10.1 List of Personnel. Schedule 2.10.1 contains a true and complete list of the names and current compensation levels of all active employees involved in the Business. Since March 31, 2005 there has been no increase in the compensation of the employees of Company.

2.10.2 Employee Relations. There is no labor strike, dispute, slowdown, stoppage, or similar activity pending or, to the knowledge of the Shareholder, threatened against Company pertaining to the Business or the employees involved in the Business. There are no charges, investigations, administrative proceedings, or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of the Shareholder, threatened before the Equal Employment Opportunity Commission or any federal, state, or local agency or court against Company or the Shareholder pertaining to the Business or the employees of the Business, and, to the knowledge of the Shareholder, no basis for any such charge, investigation, administrative proceeding, or complaint exists.

2.10.3 No Liabilities or Obligations. Except as reflected on the Financial Statements, Company has no liabilities or obligations to any beneficiaries, governmental authorities, or any other parties arising out of or relating to any employee claims.

2.10.4 Worker's Compensation Insurance Coverage and Claims. Company has in full force and effect worker's compensation coverage in each jurisdiction in which Company is required to maintain such coverage by applicable state law. Company has paid or accrued all workers' compensation premiums required to be paid in each jurisdiction in which Company is required to maintain such coverage by applicable state law.

2.11 Taxes. The Company Parties have filed, as of the effective time all required tax returns in connection with the operation of the Company and the operation of the Business. All tax returns filed by Company or the Shareholder in connection with the Assets and the operation of the Business are true, correct, and complete. The Company Parties have, as of the effective time paid, or made provision for the payment of, all taxes that have or may have become due pursuant to tax returns that are or were required to be filed by Company or the Shareholder in connection with the Assets and the operation of the Business, or pursuant to any assessment received by Company or the Shareholder. There exists no proposed tax assessment against Company or Shareholder of the Company in connection with the Assets and the operation of the Business. All taxes that Company or the Shareholder is required to withhold or collect in connection with the operation of the Assets and the Business have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person.

2.12 Environmental Matters. The Company does not currently, nor has ever operated any business at any currently leased or owned premises related to hazardous substances such as petroleum, petroleum by-products, and any other chemicals, materials, substances or wastes which are currently defined or regulated as "hazardous" substances, hazardous materials, hazardous wastes, toxic pollutants, toxic air pollutants or contaminants. Therefore, to the best of the Shareholder's knowledge, there are no material environmental matters.

2.13 Broker's or Finder's Fees. Neither of the Company Parties has incurred, nor will either of them incur, directly or indirectly, any liability for brokerage or finders' fees or any similar charges in connection with this Agreement or the Contemplated Transactions.

2.14 Material Misstatements or Omissions. No representations or warranties by the Company Parties in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished to Purchaser pursuant hereto, contains, or with respect to other documents to be delivered by the Company Parties at Closing, will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

2.15 Information; Suitability. The Shareholder, along with their advisors, have such knowledge and experience in financial and business matters that the Shareholder are capable of evaluating the merits and risks of the Purchase Price consideration and the Contemplated Transactions, and the Shareholder have sought such accounting, legal and tax advice as the Shareholder has considered necessary to make an informed decision with respect to the Contemplated Transactions and have determined that the Purchase Price Consideration and other terms and conditions of the Contemplated Transaction are fair and reasonable to the Shareholder.

2.16 Intention. The Shareholder has not entered into this Agreement or agreed to complete the Contemplated Transactions with the actual intent to hinder, delay, or defraud any creditor of the Company Parties.

2.17 Value of Assets. The Shareholder has received reasonably equivalent value in exchange for the obligations to be undertaken pursuant to the Contemplated Transactions. Giving effect to the Contemplated Transactions, the fair market value of the Company's assets exceeds the Company's' total liabilities, whether accrued, absolute, contingent or otherwise. Giving effect to the Contemplated Transactions, the fair market value of the assets of the Company exceeds total liabilities, whether accrued, absolute, contingent or otherwise. The Company's assets do not and, immediately following the Contemplated Transactions, will not, constitute unreasonably small capital to carry out the Company's business as conducted or as proposed to be conducted. The assets of the shareholders or equity owners of the Company do not and, immediately following the Contemplated Transactions, will not, constitute unreasonably small capital to carry out the business of the shareholder of the Company as conducted or as proposed to be conducted.

2.18 No Bankruptcy. No petition in bankruptcy has been filed against either the Company or the Shareholder or any affiliate of either of them during the last seven years, and neither the Company, the Shareholder nor any affiliate of either of them in the last seven years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither the Company Parties nor any affiliate of the Company Parties is contemplating the filing of a petition under any state or federal bankruptcy or insolvency laws. None of the Company Parties has any knowledge of any person contemplating the filing of any such petition against it or an affiliate of the Company Parties.

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Shareholder as follows:

3.1 Organization and Power. Purchaser is a duly organized and validly existing Florida corporation. Purchaser has the power and authority to carry on its business as now being conducted and to own, operate and lease its properties in the places where such business is now conducted and where such properties are now owned, leased or operated.

3.2 Authorization. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the Contemplated Transactions by the Purchaser have been duly authorized by the Purchaser. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

3.3 Broker's or Finder's Fees. Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or any similar charges in connection with this Agreement or the Contemplated Transactions.

4. COVENANTS.

4.1 Non-Compete Agreement. The Shareholder severally, covenants and agrees that for a period of two years following the Effective Time, the Shareholder shall not individually or through any other Person or Affiliate of the Shareholder, engage directly or indirectly in any Competitive Business anywhere in the Restricted Territory, whether such engagement be as an employer, officer, director, owner, investor, employee, partner, consultant or other participant in any Competitive Business. For purposes of this Agreement, "Person" shall mean a corporation, partnership, trust, limited liability company, association, or other business entity or an individual. "Affiliate" shall mean another Person controlled by, controlling, or under common control with the Shareholder. "Competitive Business" means any business that is similar to the Business. "Restricted Territory" shall mean the 5 county Houston trade area for emissions testing and safety inspections as defined by the Texas Department of Public Safety ,which is where Company's facilities and employees and the majority of the Company's customers are located. The Company Parties acknowledge and agree that, given the nature of Company's business, the restrictions set forth in this Section 4 are necessary and reasonable in terms of the activities restricted, as well as the geographic and temporal scope of such restrictions. The Shareholder further acknowledge and agree that if any of the provisions of this Section 4 shall ever be deemed to exceed the time, activity, geographic, or other limitations permitted by applicable law, then such provisions shall be and hereby are reformed to the maximum time, activity, geographic, or other limitations permitted by applicable law. The provisions of Paragraph 4.1 shall continue in effect so long as the Purchaser continues to operate the state inspection business as defined by the Texas Department of Public Safety, on the real property described herein in paragraphs 1.2.3 and 1.2.4. In the event Purchaser ceases to operate said business within a period of two (2) years after close, of this transaction, this provision is no longer effective.

4.2 Non-Solicitation. For a period of two years following the Effective Time (a) the Shareholder shall not individually or through any other Person or Affiliate of the Shareholder, solicit for employment or hire any employee of the Purchaser without the prior written consent of the Purchaser, or (b) solicit Competitive Business from any entity who was an active or prospective customer of the Purchaser during the first two years following the Effective Time. In the event Purchaser discontinues operations of a state inspections business as defined by the Texas Department of Public Safety on the real property described in paragraphs 1.2.3 and 1.2.4, within a period of two (2) years after close of this transaction, this provision is no longer effective.

4.3 Confidentiality. The Shareholder shall not divulge or appropriate for its or their own use any Trade Secrets of the Purchaser or the Company, during or after the Effective Time, for as long as the information remains a Trade Secret, and shall not make any unauthorized disclosure of Confidential Information about the Purchaser or Company for a period of three years after the Effective Time. Notwithstanding the foregoing, (a) the Shareholder may make any copies of, distribute, or use any such Confidential Information as necessary to prepare for the completion of the Contemplated Transactions, and (b) the Shareholder may disclose Confidential Information and Trade Secrets to the extent disclosure is mandated by the legal requirements of the Shareholder and to professional advisors, directors, and senior executives as reasonably necessary. This Agreement may also be disclosed to third parties if reasonably necessary to secure consents or approvals to consummate the Contemplated Transactions. "Trade Secrets" shall mean any information of the Company or Purchaser (including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list or actual or potential customers or suppliers) which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, "Confidential Information" means any valuable, non-public, competitively sensitive information (other than Trade Secrets) concerning the Company or the Purchaser's financial position, results of operations, annual and long-range business plans, product or service plans, marketing plans and methods, training, educational and administrative manuals, client lists and employee lists obtained by the Shareholder during their employment with or ownership of the Company; provided, however, that Confidential Information shall not include information to the extent that it is or becomes publicly known or generally utilized (other than because of the unauthorized disclosure of such information by the Shareholder or their affiliates) by others engaged in the same business or activities in which the Company or Purchaser utilized, developed or otherwise acquired such information. This provision is deemed not effective in the event Purchaser discontinues operations of a state inspections business as defined by the Texas Department of Public safety at the real property defined in paragraphs 1.2.3 and 1.2.4, within a period of two (2) years after the close of this transaction.

4.4 Cooperation. The Shareholder, on the one hand, and Purchaser, on the other hand, shall cooperate fully with each other and their respective employees, legal counsel, accountants and other representatives and advisers in connection with the steps required to be taken as part of their respective obligations under this Agreement; and shall, at any time and from time to time after the Effective Time, upon the request of the other, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably required to satisfy and perform the obligations of such party hereunder, and to allow Purchaser to operate the Business after Closing in substantially the same the manner in which it was operated before the Closing. Without limiting the foregoing, the Shareholder agrees to work with Purchaser on a full-time basis for a period of up to 90 days following the Closing at no cost to assist with the transition of the Business to Purchaser, and the Shareholder agrees to work with Purchaser following this 90 day period on a consulting basis as reasonably agreed to by the Purchaser and the Shareholder.

4.5 Funds Received After Closing. Any and all funds received by Company after the Closing in respect of the Business, other than amounts received in respect of the Excluded Assets, shall be remitted to the Purchaser immediately upon receipt. Any and all funds received by the Purchaser after Closing in respect of the Excluded Assets shall be remitted to the Shareholder immediately upon receipt.

4.6 Emissions Testing Equipment. For a period of two (2) years following the Effective Time, Shareholder shall not directly or indirectly, use any operational emission analyzers or dynamometers in the conduct of any business within the Restricted Territory. The restrictive provisions in paragraphs 4.1, 4.2 and 4.3 are deemed non-enforceable as per the stipulations in above noted paragraphs.

4.7 Liabilities. All liabilities with respect to the operation of the Business not otherwise provided for herein which are paid or become payable after the Closing (hereinafter defined) shall be allocated between Purchaser and Company according to the accounting period to which they relate. Items relating to a time prior to the Effective Time shall be paid by Company and those relating to a time thereafter shall be paid by Purchaser. Obligations for taxes, rent, utilities, telephone service and other items which relate to a period prior to and after the Effective Time, will be prorated as of the Effective Time between Purchaser and Company.

4.8 Certain Employment Related Matters. Prior to the Closing, Purchaser will meet with Jason Cobb to finalize an arrangement to maintain his employment. Purchaser will retain all employees as of day of close. All employees are employed by the Purchaser on an "at-will" basis and may be terminated at any time with our without cause.

4.9 Tax Matters.

4.9.1 The Shareholder shall pay all taxes of whatsoever kind or nature imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other tax authority (including all applicable penalties and interest, "Taxes") arising from or relating to the Contemplated Transactions if any, due as a result of the purchase, sale or transfer of the Shares in accordance herewith whether imposed by law on the Shareholder. Shareholder shall indemnify, reimburse and hold harmless the Purchaser in respect of the liability for payment of or failure to pay any such Taxes or the filing of or failure to file any reports required in connection therewith.

4.9.2 Shareholder on the one hand, and Purchaser, on the other hand, agree to furnish or cause to be furnished to each other, upon request, such information and assistance (including access to books and records) relating to Company and the Purchaser as is reasonably necessary for the preparation of any return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

5. INDEMNIFICATION.

5.1 Survival of Representations. Each representation, warranty, covenant and agreement made by any party within this Agreement or pursuant hereto shall survive the Closing forever. All statements contained herein and in any certificate, schedule, list and other document described pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties within the meaning of this Section.

5.2 Indemnification of Purchaser. The Shareholder, jointly and severally, shall indemnify and hold harmless Purchaser against and in respect of all demands, claims, actions, liabilities, damages, losses, judgments, assessments, costs and expenses (including without limitation interest, penalties and attorney fees) (individually a "Claim" and collectively the "Claims") asserted against, resulting to, imposed upon or incurred by Purchaser, directly or indirectly, and arising out of or resulting from (a) a breach of any representation, warranty, covenant or agreement made or to be performed by the Shareholder under this Agreement, (b) any requirement that Purchaser satisfy or perform any Liability of Company or the Shareholder that is not an Assumed Liability, (c) any fraud or willful misconduct by the Shareholder in connection with this Agreement or the Contemplated Transactions.

5.3 Notification. Purchaser if seeking indemnification hereunder shall hereinafter be referred to as the "Indemnified Party" and the Shareholder shall hereinafter be referred to as the "Indemnifying Parties". The Indemnified Party shall, upon becoming aware or being put on notice of the existence of a Claim with respect to which the Indemnifying Parties may be entitled to indemnification pursuant to this Section 5, promptly notify the Indemnifying Parties in writing of such matter. The failure of the Indemnified Party to notify the Indemnifying Parties of any Claim with respect to which the Indemnified Party may be entitled to indemnification hereunder will not relieve the Indemnifying Parties of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Parties are materially prejudiced thereby; provided, that the Indemnified Party shall be deemed to have notified the Indemnifying Party by giving written notice of any such Claim to the Shareholder.

5.4 Settlement and Defense of Claims. Except as hereinafter provided, upon receiving notice thereof in accordance with the provisions of Section 5.3 hereof, the Indemnifying Parties shall have the right to settle at its own cost and expense all Claims which are susceptible of being settled or defended, and to defend, through counsel of its own choosing and at its own cost and expense, any third party action which may be brought in connection therewith; provided, that the Indemnifying Parties shall be required to keep the Indemnified Party fully and currently informed of all settlement negotiations and of the progress of any litigation; and provided further that the Indemnified Party shall have the right to fully participate in the defense or settlement of any Claim at its own expense, except for its reasonable attorneys fees which shall be paid by the Indemnifying Parties, if a third legal counsel chosen by the legal counsel of the Indemnified Party determines that: (a) there are or may be legal defenses available to such Indemnified Party that are different from or additional to those available to Indemnifying Parties and which could not be adequately advanced by counsel chosen by the Indemnified Party, or (b) a conflict or potential conflict exists between Indemnifying Parties and such Indemnified Party that would make such separate representation advisable. The Indemnifying Parties shall not, without the prior written consent of the Indemnified Party, which consent shall not unreasonably be withheld, settle or compromise or consent to the entry of any judgment in any pending or the threatened claim, action or proceeding to which such Indemnified Party is a party.

5.5 Cooperation of Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Parties in connection with the settlement or defense of any Claim. In addition, except as hereinafter provided, the Indemnified Party shall not pay or voluntarily permit the determination of any Claim while the Indemnifying Party is negotiating the settlement thereof or litigating the Claim, except with the prior written consent of the Indemnifying Party.

5.6 Assumption by Indemnified Party. Notwithstanding anything contained herein to the contrary, the Indemnified Party may, by releasing the Indemnifying Party from liability to him or it with respect to such Claim, take over and assume the settlement and defense of any Claim.

5.7 Purchaser Indemnification. In no event shall the Purchaser have any liability whatsoever to the Company Parties in connection with Section 5 of this Agreement or otherwise.

6. General Provisions.

6.1 Expenses. Each party shall pay its own legal, accounting and other expenses.

6.2 Headings. Headings are for convenience and are not admissible as to construction.

6.3 Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if hand delivered, mailed from within the United States by certified or registered mail, or sent by overnight courier or delivery service or facsimile transmission to the applicable address appearing in the preamble to this Agreement, or to such other address as either party may have designated by like notice forwarded to the other party hereto. All notices, except notices of change of address, shall be deemed given three business days after they have been mailed by certified of registered mail, one business day if they have been mailed by overnight courier or delivery service, or immediately if they have been hand delivered or faxed, and notices of change of address shall be deemed given when received. Notice shall be sent to the following addresses, unless otherwise changed as set forth herein:

If to Shareholder:     David E. Smith
                   ______________________
                         ______________________

If to Purchaser:                                Speedemissions, Inc.
                                                           Attn: Rich Parlontieri
                                                           1029 Peachtree Parkway, Suite 310
                                                           Peachtree City, Georgia 30269

6.4 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

6.5 Application of Law. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Texas.

6.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.7 Arbitration. Any controversy or claim arising out of or relating to this Agreement or any related agreement shall be settled by arbitration in accordance with the following provisions:

6.7.1 The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement or any of the Contemplated Transactions. Disputes include actions for breach of contract with respect to this Agreement, as well as any claim based upon tort or any other causes of action relating to the Contemplated Transactions, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute. In addition, the arbitrators selected according to procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States. The forum for the arbitration shall be Houston, Texas and the governing law for the arbitration shall be the law of the State of Texas, without reference to its conflicts of laws provisions. There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. In the absence of such agreement within 10 days after the initiation of an arbitration proceeding, Shareholder shall select one arbitrator and Purchaser shall select one arbitrator, and those two arbitrators shall then select, within 10 days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such 10 day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association. The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties. Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the American Arbitration Association and the arbitrators.

6.7.2 The arbitration shall be administered by the American Arbitration Association. The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. If there is any conflict between those rules and the provisions of this section, the provisions of this section shall prevail.

6.7.3 The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrators shall not have power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages.

6.8 No Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

6.9 Legal Fees and Costs. If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, each party shall pay its own legal fees and costs.

6.10 Binding Agreements; Non Assignability. Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the personal representatives, heirs, devisees and successors of the respective parties hereto; but none of the rights or obligations attaching to either party hereunder shall be assignable, unless specifically noted.

6.11 Entire Agreement; Waiver. This Agreement of the parties hereto with respect to the subject matter hereof, and no amendment, waiver, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right, power or privilege. The rights and remedies herein shall be cumulative and not exclusive of any right or remedies provided by law.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

"PURCHASER"	"COMPANY"

SPEEDEMISSIONS, INC.	MR. STICKER, INC.

By: /s/ Rich Parlontieri	/s/ David E. Smith
Rich Parlontieri, President/CEO	David E. Smith, President

"SHAREHOLDER"

By:	/s/ Grant Smith
Grant Smith

"SHAREHOLDER"

By:	/s/ Barbara Smith
Barbara Smith

"SHAREHOLDER"

By:	/s/ David E. Smith
David E. Smith

LIST OF SCHEDULES

Schedule 1.2	Excluded Assets	(enclosed)

Schedule 2.5	Premises	(received and on file)

Schedule 2.5.1	Equipment	(received and on file)

Schedule 2.10.1	Personnel	(received and on file)

SCHEDULE 1.2

EXCLUDED ASSETS

1.2.1	¾ ton Dodge Ram diesel w/4-wheel drive - VIN 3B7KF23621G206615 / Texas License No. 4WGR59

1.2.2	¾ ton Dodge Ram diesel w/4-wheel drive - VIN 3DFKVU28683G734179 / Texas License No. 7YRK72

1.2.3	Property located at 15113 Welcome Lane, Houston, Texas 77014

Property is 0.33554 acres of a 3.14896 tract of land in the H. Simmins Survey, A.645 of Harris County

1.2.4	Property located at 2690 FM 1960, Houston, Texas 77073

Property is 0.4782 acres of land out of the T.B. unrestricted Reserve ("A") jurisdiction of Harris County